UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 19, 2010
Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor
18 Queen Street, Hamilton HM JX Bermuda	N/A

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 20, 2010, John J. Oros resigned from his position as Executive Chairman and a member of the Board of Directors of Enstar Group Limited (the “Company”) to assume expanding responsibilities at J.C. Flowers & Co. LLC, an advisory firm of which J. Christopher Flowers (a member of the Company’s board of directors and one of its largest shareholder) is Chairman and Chief Executive Officer. Mr. Oros has also resigned from the various positions he held with the Company’s subsidiaries. Mr. Oros’s departure from the Company was not due to any disagreement of any kind, including any disagreement relating to the Company’s operations, policies or practices.
     In addition, effective August 20, 2010, the Board of Directors appointed Dominic F. Silvester to serve as Chairman of the Board of Directors. Mr. Silvester is a co-founder of Castlewood Holdings Limited (“Castlewood”), which merged with The Enstar Group, Inc. in 2007. He has served as the Company’s Chief Executive Officer since the merger and, prior to that, was the Chief Executive Officer of Castlewood.
     On August 19, 2010, Gregory L. Curl resigned from the Company’s Board of Directors to take a position as President of Temasek Holdings in Singapore. Mr. Curl’s departure from the Company was not due to any disagreement of any kind, including any disagreement relating to the Company’s operations, policies or practices.
     In connection with Mr. Oros’s resignation, the Company, Enstar (US), Inc. and Mr. Oros entered into a Separation Agreement and General Release (the “Separation Agreement”). The Separation Agreement will not become effective until August 28, 2010, which is the date it becomes irrevocable. Pursuant to the Separation Agreement, Mr. Oros will receive $1.25 million on the tenth day following the agreement’s effective date and the Company will be released from all obligations under Mr. Oros’s existing employment agreement. Pursuant to the terms of the Separation Agreement, Mr. Oros’s currently outstanding options to purchase the Company’s ordinary shares will remain exercisable until their original expiration dates.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED
Date: August 20, 2010	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer